EXHIBIT 8.1

LIST OF SUBSIDIARIES

As of December 31, 2006, the subsidiaries of the Company include the following:

Name of Company	Place and date of incorporation/establishment	Attributable equity interest held	Principal activities
Actions Semiconductor Co., Ltd.	Republic of Mauritius November 16, 2001	100%	Investment holding

Actions Semiconductor Co., Ltd.	The People’s Republic of China November 17, 2001	100%	Design and manufacture of system-on-a-chip products

Actions Technology (HK) Company Limited	Hong Kong January 13, 1999	100%	Trading of system-on-a-chip products

Actions Microelectronics Co., Ltd.	The British Virgin Islands October 17, 2005	80%	Investment holding

Artek Microelectrics Co., Ltd.	The British Virgin Islands December 28, 2005	100%	Investment holding

Beijing Actions North Microelectronics Co., Ltd.	PRC December 13, 2005	80%	Research and development

Artek Microelectronics Co., Ltd.	Hong Kong January 16, 2006	100%	Trading of system-on-a-chip products

Actions Capital Investment, Inc.	The British Virgin Islands February 10, 2006	100%	Inactive

Artek Microelectronics Co., Ltd.	The People’s Republic of China March 14, 2006	100%	Design and manufacture of system-on-a-chip products

Actions Investment Consulting (Shanghai) Co., Ltd.	The People’s Republic of China November 6,2006	100%	Inactive